                                  York Limited
                              York Technology Inc.
                                IFR Systems, Inc.
                              Photon Kinetics, Inc.




                                    AGREEMENT
                       for the purchase of the business of
                              York Technology Inc.




                                  June 21, 1995

                                    AGREEMENT

           This Agreement is made on the 21st day of June, 1995, between YORK TECHNOLOGY INC., a New Jersey corporation with principal offices located at 139 Wall Street, Princeton, New Jersey 08540 (the "Seller"), YORK LIMITED, a company incorporated in England whose registered office is at York House, School Lane, Chandlers Ford, Hampshire SO5 3DG ("York"), PHOTON KINETICS, INC., a company incorporated in Oregon with an office at 9405 S.W. Gemini Drive, Beaverton, Oregon 97005-7160 (the "Buyer"), and IFR SYSTEMS, INC., a company incorporated in Delaware with an office at 10200 West York Street, Wichita, Kansas 67215-8999 ("IFR").

     WHEREAS, the Seller carries on the Business (as hereinafter defined);
     and

     WHEREAS, the Seller wishes to sell, and the Buyer wishes to purchase, the Business as a going concern upon the terms and subject to the conditions hereinafter contained; and

     WHEREAS, York is the Seller's holding company and IFR is the Buyer's parent company.

     NOW, THEREFORE, it is hereby agreed as follows:




                                 INTERPRETATION

      1. In this Agreement and the Schedules, unless the context otherwise requires:

           1.1   The following terms shall have the following meanings:

                 AGENCY AGREEMENTS shall mean all agreements under which the Seller has appointed agents or distributors or under which the Seller has been appointed as an agent or distributor in relation to the Business, copies of which are listed and annexed to the Disclosure Letter.

                 ASSETS shall mean all the property and assets agreed to be sold and purchased under this Agreement which shall include all assets used in the Business.

                 ASSUMED CONTRACTS shall mean the Agency Agreements nominated pursuant to Clause 11.5, the Contracts, the Confidentiality Agreements, the Princeton Lease, and the Supplier Contracts.

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                 BALANCE SHEET DATE shall mean September 30, 1994.

                 BUSINESS shall mean the business of the research, development, design, manufacture and sale of instrumentation for quality assurance testing of optical fibres, including the business of the manufacture and sale of fibre preparation products carried on by the Seller and (if any) the Seller's Group as of the Transfer Date. For avoidance of doubt, the Business does not include the research, development, design, manufacture and sale of optical fibre sensor systems and optical switches which is carried on by York Sensors Limited at the principal place of business of York Technology Limited at York House, School Lane, Chandler's Ford, Hampshire, United Kingdom 5053 40G and any business conducted by York Sensors Limited at the presises the subject of the North Carolina lease.

                 BUYER'S GROUP shall mean the Buyer and any company which at the relevant time is a holding company of the Buyer or a subsidiary of the Buyer or any such holding company.

                 CLAIMS shall mean all rights and claims of the Seller arising out of or in connection with the Business under any warranties, representations, conditions, guarantees or indemnities given by suppliers or other third parties subsisting at the Transfer Date or arising at any time thereafter, whether express or implied, excluding those claims known to the Seller and listed in the Disclosure Letter.

                 CLOSING shall mean the closing of the sale and purchase of the Business and Assets in accordance with Clause 4 of this Agreement.

                 CREDITORS shall mean accounts payable and other debts owing by, and other liabilities of, the Seller on the Transfer Date to third parties (and whether or not due and payable) in connection with the Business and including, without limitation, the outstanding balances of all Uninvoiced Creditor Amounts and Prepayments and accrued vacation pay and any other claims or liabilities in relation to the Employees.

                 CONFIDENTIALITY AGREEMENTS shall mean the Confidentiality Agreements listed and disclosed on the Disclosure Letter.

                 CONTRACTS shall mean all the contracts entered into prior to the Transfer Date by or on behalf of the Seller with customers for the supply of goods or the provision of services by the Seller in connection with the Business which then remain in whole or in part to be performed by the Seller, as set forth in the Disclosure Letter.

                 COPYRIGHT AND UNREGISTERED DESIGN RIGHT shall mean all copyright (if any) unregistered design right (if any) and like rights (if any) arising anywhere in the world in all

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the drawings, designs, plans, specifications, brochures, manuals, reports, computer software and other materials described in the list annexed to the Disclosure Letter.

                 DEBTS shall mean accounts receivable and other debts owing to the Seller in connection with the Business by third parties, whether or not yet due and payable, on the Transfer Date including, without limitation, the outstanding balances of all Uninvoiced Debts.

                 DISCLOSURE LETTER shall mean the letter of disclosure of even date herewith from the Seller to the Buyer.

                 EMPLOYEES shall mean the persons employed in the Business as at the Transfer Date, brief particulars of whom and the terms on which they are employed are set out in the list annexed to the Disclosure Letter.

                 EXCLUDED AGENCY AGREEMENTS shall mean such of the Agency Agreements to be retained by the Seller pursuant to Clause 11.5.

                 EXCLUDED ASSETS shall mean the Debts, cash in hand or at Bank, the Excluded Agency Agreements, and any assets located in the State of North Carolina (including the N.C. Lease).

                 FINANCIAL STATEMENTS shall mean the unaudited balance sheet and profit and loss statements, of the Seller for the financial period ended September 30, 1993 and on the Balance Sheet Date, copies of which are attached to the United Kingdom Disclosure Letter.

                 GOODWILL shall mean the goodwill of the Business, together with the exclusive right to represent itself as carrying on the Business in succession to the Seller and with all rights so far as the Seller or York can grant the same, to use the name "York Technology" and "York Tech".

                 INTERIM FINANCIAL STATEMENTS shall mean the unaudited balance sheet and profit and loss statements for the financial periods May 31, 1995, copies of which are attached to the U.K. Disclosure Letter.

                 INVENTORY shall mean the inventory, including raw materials, work in progress and finished goods owned by the Seller as at the Transfer Date for the purposes of, or in conjunction with, the Business, including items which, although subject to reservation of title by the suppliers, are under the control of Seller, but excluding items already invoiced and delivered to customers where title has been reserved by the Seller.

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                 KNOWHOW shall mean all information and data of a confidential nature relating to the Business, whether patentable or not, including inventions, discoveries, improvements, techniques, processes, formulae, drawings, designs, specifications, manuals, instructions and lists, details of which are set out in the list annexed to the Disclosure Letter, including any rights Seller may have under that certain Technical Information License Agreement between York Technology, Inc., York Technology Ltd., and Kokusai Denshin Denwa Co. Ltd. executed March 18, 1994 (the "KDD License").

                 LEASES shall mean the leases of the Property described in and attached to the Disclosure Letter for premises located at 139 Wall Street, Princeton, New Jersey ( the "Princeton Lease") and Executive Suites at Southpark, 6201 Fairview Road, Charlotte, North Carolina (the "N.C. Lease").

                 LEASING AGREEMENTS shall mean all agreements for supply to the Seller on lease, whether finance, hire purchase or otherwise, of plant and machinery, office equipment, vehicles, computers, computer software, or other assets used by the Seller in connection with the Business as of the Transfer Date copies of which are included in the Disclosure Letter, but excluding any such Agreement pertaining to an Excluded Asset.

                 PENSION PLAN shall mean Seller's Tax Deferred Savings Plan adopted on September 1, 1985.

                 PLANT AND MACHINERY shall mean the plant and machinery, tools, office equipment, furniture, computers, vehicles, leasehold improvements, and other items owned by the Seller in connection with the Business wherever situated including, without limitation, those items which are described in the list annexed to the Disclosure Letter.

                 PREPAYMENTS shall mean any amounts received at or before the Transfer Date by the Seller in connection with the Business in respect of orders placed for the supply of goods or products not yet dispatched and services not yet provided, and which have not then been invoiced by the Seller in connection with the Business.

                 BUYER'S ATTORNEYS shall mean Boodle Hatfield and Foulston & Siefkin.

                 PROPERTY shall mean the leasehold property subject to the Princeton Lease, brief particulars of which are set out in the Disclosure Letter.

                 SELLER'S GROUP shall mean the Seller and any company which, at the relevant time, is a holding company of the Seller or a subsidiary of the Seller or of any such holding company.

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

                 SELLER'S ATTORNEYS shall mean Hill Taylor Dickinson and Mason, Briody, Gallagher & Taylor.

                 SUPPLIER CONTRACTS shall mean the contracts entered into by or on behalf of the Seller with suppliers for the supply to the Seller of goods, products or services in connection with the Business which then remain to be performed in whole or in part.

                 TRANSFER DATE shall mean the close of business on June 21, 1995.

                 U.K. AGREEMENT shall mean the Agreement dated of even date herewith among York Limited, York Technology Limited, Cornibi Limited and IFR Systems, Inc. for the purchase of the business of York Technology Ltd.

                 U.K. DISCLOSURE LETTER shall mean the letter of disclosure of even date herewith from York Technology Ltd. to Cornibi Ltd. relating to the sale by York Technology Ltd. of substantially all of its assets to Cornibi Ltd.

                 UNINVOICED CREDITOR AMOUNTS shall mean amounts which are due to suppliers in respect of goods and services provided to the Business on or before the Transfer Date which have not been invoiced as at the Transfer Date including (without limitation) any amounts referenced in the list annexed to the Disclosure Letter.

                 UNINVOICED DEBTS shall mean the amounts which are due from customers in respect of goods and products delivered and services provided by the Business on or before the Transfer Date which have not been invoiced by the Seller at the Transfer Date.

                 WARRANTIES shall mean the representations, warranties and agreements contained in the First Schedule.

                 WARRANTORS shall mean the Seller and York.

           1.2 References to a statutory provision shall include references to such provision and to any regulations promulgated thereunder as, from time to time, modified, codified or re-enacted and in existence on the date of this Agreement.

           1.3 The masculine gender shall include the feminine and neuter, and the singular number shall include the plural, and vice versa, and references to persons shall include bodies corporate, unincorporated associations, partnerships and individuals.

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           1.4   References to a Recital, Clause or Schedule are references to a
Recital, Clause or Schedule of this Agreement, and a reference to a sub-clause is to a sub-clause of the Clause in which it appears.

           1.5 References to any document being "in the Approved Form" means that such document shall be in a form signed for the purposes of identification by the Seller's Attorneys and the Buyer's Attorneys.

           1.6 In relation to the warranties, the expressions "so far as the Seller/Warrantors are aware," "to the best of Seller's/Warrantors' information, knowledge and belief," "there are no facts or circumstances known to the Seller/Warrantors," and "the Seller/Warrantors are aware," or similar expressions shall be deemed to cover and include all knowledge that the Seller/Warrantor would have had after making all diligent inquiries of persons or examination of documents which a prudent person would have made before giving the warranty to which the expression relates.

           1.7 In relation to the Warranties and where else used in this Agreement any reference to the actual knowledge or awareness of the Seller or the Warrantors shall be limited to the actual knowledge of the directors of and senior employees of the Warrantors whose names are listed for these purposes in the Disclosure Letter and the actual knowledge of such persons shall be deemed to include the knowledge they would have had after making all diligent enquiries of the professional advisers of the Seller/Warrantors and of the relevant documents and other records under the possession or control of the Seller/Warrantors and shall be deemed to include the knowledge they would have had, had they not wilfully, recklessly or grossly negligently disregarded the relevant facts or circumstances but such actual knowledge or awareness of the Seller or the Warrantors shall not include the knowledge of any other employee or other person nor shall imply (save as aforesaid) any obligation to make enquiries of any other persons documents or records and the expressions "the Seller/Warrantors actually knew" or "so far as the Seller/Warrantors is/are actually aware" or the like shall be construed accordingly.

           1.8 The headings in this Agreement and the Schedules are inserted for convenience only, and shall not affect the interpretation of this Agreement.


                                SALE OF BUSINESS

           2.1 The Seller, as beneficial and legal owner, shall sell free from all liens, security interests, charges, equities and encumbrances, (existing now or by virtue of any act or omission of the Seller on or before the date hereof capable of arising at any time after the date hereof), and the Buyer shall purchase as a going concern on the Transfer Date, for the

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consideration and upon the terms and subject to the conditions hereinafter set out, the Business as a going concern comprising the following:

                 (a)   the Goodwill;

                 (b)   the Leases;

                 (c)   the Plant and Machinery;

                 (d)   the Inventory;

                 (e)   Copyright and Unregistered Design Rights (if any);

                 (f)   such rights as the Seller has to the Knowhow;

                 (g) the benefit of the Assumed Contracts but subject to assumption of obligations thereof, as described in this Agreement;

                 (h)   the benefit of the Claims; and

                 (i) all catalogues, price lists, manuals, sales literature and publicity material in each case owned by the Seller and used in connection with the Business, and all other documents and records relating to the Business which are described in Clause 7.2.

                 (j) Subject to Clause 2.2, all other assets (if any) of whatsoever nature owned by the Seller and employed in the Business at the Transfer Date.

           2.2 The Excluded Assets are excluded from the sale and purchase hereunder.

           2.3 The Buyer shall not be obliged to complete the purchase of any of the Assets unless the purchase of all the Assets (and Cornibi Limited's purchase of substantially all of the assets of York Technology Limited) is completed simultaneously.


                             PURCHASE CONSIDERATION

           3.1 The purchase consideration for the Assets shall be One Million Five Hundred Fifty Thousand Nine Hundred Seven United States Dollars (US$1,550,907.00), which shall be apportioned among the Assets as follows:
                 (a)   Assumed Contracts               US$        1

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                 (b)   Goodwill                   US$        1

                 (c)   Knowhow                    US$  878,249

                 (d)   Plant and Equipment        US$   37,734

                 (e)   Inventory                  US$  634,922
                       (subject to adjustment in
                        accordance with Section 3.3)

                       TOTAL                 US $1,550,907

           3.2 The consideration shall be satisfied by the payment of US $1,550,907 in cash at the Closing less a retention of $25,000 against such adjustment as is referred to in Clause 3.4.

           3.3 The purchase consideration for the Inventory shall be increased or decreased by the difference by which the adjusted value of the Inventory on the Transfer Date is greater than or less than US $634,922. The adjusted value of the Inventory on the Transfer Date will be determined as follows:

                 (a) Within seven (7) days of the Transfer Date the Buyer and the Seller will cause a physical count to be taken of the Inventory. The physical count will be adjusted to reflect purchases and sales of the Inventory since the Transfer Date. Representatives of the Buyer and the Seller shall be entitled to be present at all times during the taking of the count.

                 (b) Each item of the Inventory will be priced in accordance with the statement of policies set out in the Second Schedule of this Agreement.

           3.4 The Seller and the Buyer will endeavor to agree on the adjusted value of the Inventory on the basis set out in Clause 3.3 as soon as possible after completion of the physical count. In the event that they are unable to agree on such value within 7 days the matter will be referred by the Seller or the Buyer to a mutually agreeable independent firm of Certified Public Accountants who will be asked to certify such adjusted value on the basis set out in Clause 3.3 and whose certificate shall in the absence of manifest error bind the parties. The independent firm of Certified Public Accountants shall be appointed by the Buyer and the Seller jointly or (in default of agreement as to such appointment within 7 days of one of them notifying the other of its wish to appoint an independent firm) by the American Arbitration Association on the application of either of them. The charges of the independent firm shall be apportioned between the Seller and the Buyer as such firm shall decide. Forthwith upon agreement between the Seller and the Buyer as to the adjusted value or upon the receipt of a copy of the certificate of the independent firm of Certified Public Accountants as the case may be:

                 (a) the Seller will, if the adjusted value is less than US $609,922, pay to the Buyer the difference between the adjusted value and US $609,922 and the Buyer shall be absolutely entitled to the retention of US $25,000 referred to in Clause 3.2; or

                 (b) the Buyer will, if the adjusted value is greater than US $609,922, pay to the Seller the difference between the adjusted value and US $609,922.



                                     CLOSING

           4.1 Closing of the sale and purchase of the Business will take place at the office of Seller's English attorneys on the Transfer Date when all (but not part only unless the Buyer shall otherwise agree) of the following shall take place:

                 (a)   The Seller shall deliver to the Buyer:

                    (i) an assignment of the Princeton Lease, together with the Landlords' consent to assign the Princeton Lease to the Buyer;

                   (ii)      the tangible assets referred to in Clause 2.1;

                  (iii) all necessary instruments of transfer and assignments of the Goodwill, Copyright and Unregistered Design Right and the Knowhow duly executed by the Seller;

                   (iv) the Assumed Contracts and, subject to Clause 11, duly executed assignments to the Buyer of the benefits thereof, together with the written consent of the parties thereto, other than the Seller, to the assignment by the Seller to the Buyer of the benefits thereof;

                    (v) duly executed assignments, transfers or conveyances as are required to vest in the Buyer, all the other Assets, together with all documents of title relating thereto;

                   (vi) all documents and records relating to the Business which are included in the Assets;

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                  (vii)      releases and/or consents duly executed by any
mortgagee, secured party or other person whose release and/or consent is necessary for the sale of any of the Assets free from liens, security interests, and other encumbrances;

                 (viii) a certified copy of a Resolution of the Seller duly passed by the Board of Directors of the Seller, together with an Amendment to the Seller's Certificate of Incorporation, changing its name to "York 1995, Inc." together with a filing fee of $50. The Seller agrees that the Buyer may file the Amendment to the Certificate of Incorporation with the New Jersey Secretary of State on behalf of the Seller at Buyer's expense; and

                   (ix) a written acknowledgement from the Seller and each other member of the Seller's Group that all agreements and arrangements between the Seller and any such member and which affect the Business or the Assets have been cancelled by mutual agreement and without compensation or damages payable by either party to the other and that no amount is due by any member of the Seller's Group to another member of the Seller's Group which affects the Business or Assets; and

                    (x)      the determination described in Clause 20.


                 (b) Upon completion of all the matters referred to in sub-clause (a) above, the Buyer shall transfer to the account of the Seller the sum of US $1,550,907, less the amount of any Prepayments and the retention contemplated by Clauses 3.2 and 3.4.

                 (c) All adjustments relating to the Business (including rent, maintenance and utilities with respect to the Princeton Lease, real estate and personal property taxes for the Assets and the Property, if any, accrued vacation/sick pay for Employees, and license fees and royalties) shall be apportioned between the Buyer and the Seller, and any amount due from one party to another shall be paid within fourteen (14) days of the Transfer Date or as soon as may be reasonably determined, except in the case of any amounts owed under paragraph 31 of Addendum A to the Princeton Lease, which shall be adjusted within seven (7) days of Buyer's payment of such charges.


                              SELLER'S OBLIGATIONS

           5.1 The Seller shall retain for at least six years, and permit the Buyer and its representatives to inspect during usual business hours, the books, records and documents details of which are set out in the Third Schedule (the "Retained Books") and which relate both to the Business or, any of the Assets and also the Excluded Assets. The Buyer shall be entitled, at its own expense, to take and retain copies thereof and extracts therefrom.

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           5.2   With the exception of the Retained Books and the other books records and documents referred to in Clause 5.1 all books, records and documents relating to the Business including all records, ledgers and purchase and sales invoices and other books and records of the Seller necessary for the Buyer to carry on the Business shall be delivered to the Buyer at the Closing, and shall thereafter be retained by the Buyer for a minimum of six years from the Transfer Date, and the Buyer shall permit the Seller, its employees and agents and such other persons as may be authorized by Seller, at all reasonable times during usual business hours, to inspect such records at its own expense and to take such copies therefrom as the Seller may reasonably require.

           5.3 Any references in this Clause 5 to books, records or documents or the like shall be deemed to include relevant information electronically stored and relevant computer programs.


                 RESPONSIBILITY FOR LIABILITIES OF THE BUSINESS

      6. On and from the Transfer Date, subject to the obligations and liabilities expressly assumed by the Buyer under this Agreement, the Seller shall continue to be responsible for and pay and discharge forthwith after the Closing each amount owed to each Creditor (including, without limitation, all tax liabilities owed to the State of New Jersey) and to indemnify the Buyer fully at all times from and against any and all claims actions proceedings demands, liabilities, costs and expenses in connection with any of the foregoing. If the Seller shall fail to do so, and the Buyer reasonably deems it necessary to do so in order to preserve the goodwill of the Business, the Buyer shall be entitled to pay such Creditors on behalf of the Seller. Seller will forthwith reimburse the Buyer for the amounts so paid. If Seller does not so reimburse Buyer, Buyer shall be entitled to set off the amount paid against any sum due from it to Seller, if any, or if Buyer elects, Buyer may set off any amounts owed by Cornibi Ltd. to York Technology Ltd. pursuant to the Loan Note (as such term is defined in the U.K. Agreement) in the form of the draft set out in Part II of the Second Schedule of the U.K. Agreement.

      7. The Buyer shall complete and discharge all the Assumed Contracts in accordance with their terms, and shall indemnify and keep indemnified the Seller against all actions, proceedings, costs, claims and demands against or incurred by the Seller (other than any taxation on or calculated by reference to the profit of the Business, earned up to the Transfer Date), and against any loss suffered by the Seller in respect of all or any of the Assumed Contracts and in each case by reason of only any act, default or delay of the Buyer after the Transfer Date.

           7.1 The Seller covenants and undertakes to the Buyer and IFR that for a period of 5 years from the Transfer Date in relation to any dealings it has after the Transfer

Date with customers and suppliers of the Business to use all reasonable endeavors to maintain the trade and trade connections of the Business and to preserve the ongoing business relationship between such customers and suppliers and the Business and not by any action, omission, default or neglect knowingly to damage or risk damage to the same.

      8. The Seller shall be responsible for and shall indemnify the Buyer against any and all claims, actions, proceedings, demands, liabilities, costs and expenses arising after the Transfer Date in respect of any claim from customers or subsequent purchasers from customers for damage or otherwise arising under any guarantees or warranties given expressly or by implication of law or otherwise howsoever arising in respect of goods or products manufactured or sold or services supplied by the Seller on or before the Transfer Date, provided however, the Buyer will take all reasonable steps if so requested by the Seller to provide or, if the Buyer reasonably deems it necessary in order to preserve the goodwill of the Business, the Buyer shall be so entitled to provide, after sales service or to meet claims under any guarantee or warranty. The Seller agrees to reimburse the Buyer forthwith on demand for its direct costs in doing so. For these purposes, direct costs means employment costs, materials used and travel and subsistence costs incurred in providing such services under warranty or guarantee; such services to be provided in accordance with the policies of the Business prior to the Transfer Date. Provided always that this Clause shall not affect any right or remedy the Buyer may have for a breach of the Warranties or any other provision of this Agreement.


                                   WARRANTIES



           9.1 The Warrantors jointly and severally represent, warrant and undertake to the Buyer, contracting for itself and as trustee for any successor in title to part or all of the Business and Assets and the Property, that the Warranties are true and correct in all material respects.

           9.2 The Warranties shall be qualified by reference to those matters disclosed, but only to the extent fully, fairly and accurately disclosed, in the Disclosure Letter.


           9.3   It is hereby agreed that:

                 (a) The liability of the Warrantors in respect of any breach or breaches of the Warranties relating to the Seller's title to the Inventory and the Plant and Machinery and any other tangible assets shall be unlimited.

                 (b) The aggregate liability of the Warrantors in respect of any breach or breaches of the Warranties (other than those Warranties referred to in Clause 9.3(a)) and other than in the case of any breach or breaches of the Warranties where the Warrantors actually knew or were actually aware at the date of this Agreement that the relevant Warranty was not true or correct in all respects shall not exceed US $1,000,000.

                 (c) The aggregate liability of the Warrantors in respect of any breach or breaches of the Warranties other than those Warranties referred to in Clause 9.3(a) in the case of any such breach or breaches where the Warrantors actually knew or were actually aware at the date of this Agreement that the relevant Warranty was not true or correct in all respects shall not exceed the difference between US $2,000,000 and the amount of all other liability for any breach or breaches of the Warranties pursuant to Clause 9.3(b). For the avoidance of doubt, the aggregate liability of the Warrantors in respect of all claims for breach or breaches of the Warranties other than those Warranties referred to in Clause 9.3(a) shall not exceed US $2,000,000.

                 (d) The Warrantors shall not be liable in respect of any claims under the Warranties unless details of the claim shall have been notified to York in writing in reasonable detail on or before December 31, 1996 and unless proceedings have been commenced within 6 months of such notification.

           9.4 The remedies of Buyer in respect of breach of any of the Warranties shall continue to subsist notwithstanding Closing.

           9.5 The rights and remedies of the Buyer in respect of any breach of the Warranties shall not be affected by any investigation made by or on behalf of the Buyer into the affairs of the Seller, by the Buyer failing to exercise or delaying the exercise of any of their respective rights or remedies or by any other event or matter whatsoever except a specific and duly authorized written waiver or release.

           9.6 All sums payable by the Warrantors under this Clause 9 shall be paid free and clear of all deductions or withholdings whatsoever save only as may be required by law. If any such deductions or withholdings are required by law, the Warrantors shall be obliged to pay such sum as will after such deduction or withholding has been made leave the same amount as the recipient would have been entitled to receive in the absence of any such requirement to make a deduction or withholding. If any sum payable by the Warrantors under this Clause 9 shall otherwise be subject to tax in the hands of the recipient the same obligation to make an increased payment shall apply in relation to such tax liability as if it were a deduction or withholding required by law. If Warrantors shall fail to pay any sums payable under this Clause 9, Buyer shall be entitled to set off the amount paid against any sum due from it to Seller, if any, or if Buyer elects, Buyer may set off any amounts owed by Cornibi

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
Ltd. to York Technology Ltd. pursuant to the Loan Note (as such term is defined in the U.K. Agreement) in the form set out in Part II of the Second Schedule of the U.K. Agreement.

           9.7 Promptly upon the occurrence of or promptly upon the Seller becoming aware of the impending or threatened occurrence of any event which would or might reasonably be expected to cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known to the Seller prior to the date of this Agreement) of any of the Warranties it shall give written notice of the same to the Buyer and shall use its best efforts to promptly prevent or remedy the same.

           9.8 Where under this Agreement the Seller and/or York shall have agreed to indemnify the Buyer and/or IFR against any cost, claim, liability or expense in circumstances where the act or omission or thing giving rise to the entitlement to be indemnified also gives rise to a breach or breaches of the Warranties the Buyer and/or IFR shall not be entitled to claim under both the indemnity and the Warranties and in the event that the Buyer and/or IFR shall claim under an indemnity the limitations of liability in Clauses 9.3(b) and 9.3(c) shall be reduced by the amount paid in settlement of the claim. In addition, the limitations of liability in Clauses 9.3(b) and 9.3(c) shall be reduced by any amounts paid by York or York Technology, Limited to IFR or Cornibi Limited under the or Warranties provisions of the U.K. Agreement.


                                    EMPLOYEES

           10.1 The Seller shall perform and discharge all of its obligations and liabilities under and in connection with the employment of the Employees arising from the employment of the Employees up to the Transfer Date. With the exception of accrued vacation and sick pay for the Employees prorated pursuant to Clause 4.1(c), the Seller shall pay to the Employees all sums to which they are entitled up to and including the Transfer Date, and shall indemnify and keep indemnified the Buyer against all liabilities, costs, claims and demands arising from the Seller failing to perform and observe the said obligations. Following the Transfer Date, the Buyer shall perform and discharge all obligations and liabilities under and in connection with the employment of the Employees, PROVIDED, HOWEVER, that except as otherwise set forth in the Disclosure Letter all of the Employees are employees-at-will, terminable by Buyer at anytime for any reason or no reason whatsoever.

           10.2 Immediately upon the execution of this Agreement, the Seller shall, by notice in writing in a form approved by the Buyer, inform the Employees of the sale of the Business and the Assets hereunder.

           10.3 Seller shall perform and discharge all of its obligations and liabilities under its Pension Plan covering its employees including making any required contributions to such plans and terminating such plans if required by law and shall indemnify and keep indemnified the Buyer against all liabilities, costs, claims and demands arising from the Seller failing to perform and observe the said obligations.

           10.4 Seller, either itself or through an affiliate, agrees to continue to maintain a group health insurance program so as to be able to provide all of Seller's employees and all other individuals affected by the transactions contemplated herein, including , but not limited to, re-employed employees of Seller, "qualified beneficiaries" as defined in Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), and persons currently electing or eligible to elect group health care continuation coverage under Section 4980B of the Code and/or any other applicable law or regulation, with health care continuation coverage in full compliance with Section 498OB of the Code and all such other laws and regulations as may be applicable, and shall indemnify and keep indemnified the Buyer against all liabilities, costs, claims and demands arising from the Seller failing to perform and observe the said obligations. Seller shall also provide all of its employees and all other such affected individuals with all notification forms, enrollment forms, summary descriptions, and all other documents appropriate to permit such individuals to elect health care continuation coverage. All notices provided by Seller shall be specifically designed to satisfy the requirements of Section 4980B of the Code and any other applicable law or regulation, and Seller shall promptly provide Buyer with copies of each such notice provided by Seller.

           10.5 Notwithstanding Clause 10.1 above, with respect to the four (4) Executive Salary Continuation Agreements (the "Salary Agreements") identified in the Disclosure Letter, Buyer shall not continue the Salary Agreements or assume any obligations thereunder. Seller shall be obligated for any and all claims based on the Salary Agreements and shall indemnify the Buyer against same in accordance with Clause 10.1.


                 SUBSTITUTION OF PURCHASER IN ASSUMED CONTRACTS

           11.1 Subject to Clause 11.4, the Seller shall at the Closing and with effect from the Transfer Date assign to the order of the Buyer or procure the assignment to the order of the Buyer all the Assumed Contracts which are capable of assignment without the consent of other parties.

           11.2 Insofar as any of the Assumed Contracts are not assignable to the Buyer without the agreement of or novation by or consent to the assignment from another party and such consent has not been obtained as at the date of Closing, the Agreement shall not constitute an assignment or attempted assignment if such assignment or attempted assignment would constitute a breach of the same. In the event that consent or novation is required to such assignment:

                 (a) The Seller shall at the Buyer's request use reasonable endeavors with the cooperation of the Buyer to procure such novation or assignment as aforesaid.

                 (b) Unless and until any such Assumed Contract shall be novated or assigned as aforesaid, the Seller shall hold the same in trust for the Buyer and its successors in title to the Business absolutely and the Buyer shall (if such subcontracting is permissible and lawful under the Assumed Contract in question) as the Seller's subcontractor perform all the obligations of the Seller under such Assumed Contract.

                 (c) Unless and until any such Assumed Contract shall be novated or assigned, the Seller will (so far as it lawfully may) give all such assistance to the Buyer as the Buyer may reasonably require to enable the Buyer to enforce its rights under such Assumed Contract and (without limitation) will provide access to all relevant books, documents and other information in relation to such Assumed Contract as the Buyer may require from time to time.

           11.3 Subject to Clause 11.4, if such consent or novation is not obtained, the Seller will cooperate with the Buyer and at the Seller's cost in any reasonable arrangements designed to provide for the Buyer the benefits under any of the Assumed Contracts including enforcement at the cost of and for the account of the Buyer of any and all rights of the Seller against the other party to the Assumed Contract arising out of any cancellation by such other party or otherwise. If and to the extent that in respect of such Assumed Contracts any such arrangements cannot be made, neither the Seller nor the Buyer shall (without prejudice to Clause 7) have any further obligation to the other.

           11.4 To the extent that any payment is made to the Seller in respect of the Assumed Contracts on or after the Transfer Date, the Seller shall receive the same as trustee, shall record such payment separately in its books and shall account to the Buyer for the same on the Transfer Date or if received thereafter within 14 days of receipt.

           11.5 Within 28 days of the Transfer Date, the Buyer shall be entitled by written notice to the Seller to nominate any of the Agency Agreements as an Assumed Contract and in that event, the provisions of Clause 11.1, 11.2, 11.3 and 11.4 above shall apply to such contract with effect from the date of such nomination.

           11.6 Any Agency Agreement not included as an Assumed Contract on the Transfer Date or nominated pursuant to Clause 11.5 above shall be retained by the Seller. With respect to each Excluded Agency Agreement the Seller with forthwith after the expiration of the 28 day period referred to in 11.5 above advise the other party(s) thereto of the sale of the Business and terminate such agreement by serving the appropriate notice in accordance with the contractual terms of the agreement. The Seller shall indemnify the Buyer against all claims made actions, proceedings, demands, liabilities, costs and expenses incurred by the Buyer in respect of any claim against it by the third party(s) to an Excluded Agency Agreement arising out of the termination thereof pursuant to the foregoing.

           11.7 The Seller hereby acknowledges and consents to the Buyer approaching or soliciting any of the other parties to those Excluded Agency Agreements under which the Seller has appointed such third parties agents or distributors with a view to such third parties also being appointed to act as agents or distributors of the Buyer.


                                      DEBTS

           12.1 Seller shall be entitled to continue to collect the Debts after the Transfer Date.

           12.2 If any of the Debts are paid to the Buyer after the Transfer Date, then the Buyer shall, not later than seven (7) days after receipt, pay to the Seller the amount received.

           12.3 If any debts due to the Buyer are paid to the Seller after the Transfer Date, then the Seller shall, not later than seven (7) days after receipt, pay to the Buyer the amount received.

           12.4 The Seller shall consult with the Buyer before commencing legal or arbitration proceedings, or other action against any person for the recovery of any Debt, if, after the Transfer Date, such person becomes or remains a customer of the Buyer in relation to the Business, and if the Buyer deems it necessary in order to preserve the goodwill of the Business, the Buyer may pay to the Seller the amount of such Debt and the Seller will assign the debt to the Buyer.


                              RESTRICTIVE COVENANT

           13.1 The Warrantors hereby jointly and severally undertake that they will not and York will ensure that no member of the Seller's Group will either on its own or in conjunction with others and whether directly or indirectly:

                 (a) for a period of 5 years from the Transfer Date (and save as the holder of shares in a public company which confer not more than 3 percent of the votes which could be cast at a shareholders' meeting of such company) establish, develop, carry on or assist in carrying on, or be engaged, concerned, interested or employed in any business enterprise or venture materially competing with the Business or any part of it;

                 (b) for a period of 5 years from the Transfer Date, solicit, canvass or entice away from the Business or the Buyer (or endeavor to solicit, canvass or entice away) the business of any person, firm or company who was at any time during the period of [2] years immediately preceding the Transfer Date, a client or customer of or supplier to the Business for the purpose of offering to such client or customer or obtaining from such supplier goods or services similar to or materially competing with those of the Business or the products produced by the Business;

                 (c) for a period of 5 years from the Transfer Date solicit, canvass or entice away or endeavor to solicit, canvass or entice away any of the Employees from the Buyer for the purposes of employment in an enterprise or venture materially competing with the Business whether or not such person would commit a breach of contract by reason of leaving service;

                 (d) at any time after the Transfer Date disclose to any person or use for any purpose, any Know-How;

                 (e)   do anything which might prejudice the Goodwill.

           13.2 Each covenant contained in Clause 13.1 shall be construed as a separate covenant and if one or more of the covenants is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining covenants shall continue to bind the Seller and York.

           13.3 In the event that a court should determine that any covenant in Clause 13.1 is unenforceable, the parties agree that such covenant shall nevertheless be enforceable for the maximum term and maximum geographical area allowable by law. The covenants in Clause 13.1 shall be enforceable by the remedies of specific performance, injunction, and/or damages, as well as all other rights and remedies available to Buyer by statute or common law, both at law and in equity. The parties specifically agree that the remedy of damages alone is inadequate.

           13.4 The Seller shall promptly refer to the Buyer all inquiries or orders relating to the Business including inquiries or orders for any stocks, spare parts, accessories and other equipment manufactured or sold in connection with the Business which the Seller may in the future receive.

                                      NAMES

           14.1 York shall ensure that the name of the Seller shall be changed so as not to include the word "Technology," or "Tech," or any similar word.

           14.2 York agrees that neither it nor any member of the Seller's Group will, at any time hereafter, use any name or names identical or similar to or capable of confusion with "York Technology" or "York Tech" in connection with any activity whatsoever, though nothing herein shall prevent or restrict their using the name "York" alone or with any other word or words which are not similar to "Tech" or "Technology."

           14.3 The Buyer agrees with York, for itself and as trustee for each member of the Seller's Group, that neither it nor any member of the Buyer's Group will, at any time hereafter, use any name or names identical or similar to "York Sensors" in connection with any activity whatsoever, though nothing herein shall prevent any such company from using the name "York Technology" or "York Tech."

           14.4 The Seller will cooperate with the Buyer to ensure the telephone numbers used in connection with the Business are transferred to the Buyer as soon as practicable after the Transfer Date.


                         COMPLIANCE WITH BULK SALES LAWS

     15. Buyer and Seller hereby waive compliance by Buyer and Seller with the bulk sales law, and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Seller shall indemnify Buyer from, and hold it harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (i) the parties' failure to comply with any of such laws in respect of the transactions contemplated by this Agreement, or (ii) any action brought or levy made as a result thereof, other than those liabilities which have been expressly assumed, on such terms as expressly assumed, by Buyer pursuant to this Agreement.


                                 YORK GUARANTEE

     16. York (referred to in this Clause 16 as "the Guarantor") as primary obligor unconditionally and irrevocably:

           (a) guarantees by way of continuing guarantee to the Buyer and IFR (together referred to in this Clause 16 as "the Obligee"):

                 (i) to discharge on written demand the due punctual and complete payment of all sums payable to the Obligees by; and

                 (ii) the performance and observance of all obligations for the benefit of the Obligees of,

                 the Seller under this Agreement (such payment obligations, liabilities and obligations being hereinafter called "the Obligations");

           (b) undertakes to discharge on written demand such of the obligations as are not Obligations to pay money as if it were the primary obligor in respect thereof and agrees that any item or amount claimed by the Obligees to be included in the Obligations being an obligation to pay money which is not recoverable from the Guarantor under this Agreement on the basis of a guarantee shall nevertheless be recoverable from the Guarantor as principal debtor by way of indemnity and the Guarantor agrees to discharge that liability on demand; and

           (c) as a separate and independent obligation, agrees to indemnify the Obligees against all direct losses and damages sustained by them or either of them arising from any non-payment or default of any kind by the Buyer under or pursuant to this Agreement.


     16.2 The Obligees shall not make demand or take any steps against the Seller or any other person before giving two (2) full days' written notice to the Guarantor of its intention to make written demand upon the Guarantor in respect of the Obligations or any of them. A "day" for the purpose of this sub-clause shall not include a Saturday or a Sunday or other day when clearing banks are not generally open in London for normal banking business.

     16.3 On making written demand in accordance with sub-clause 16.2 above neither of the Obligees need make demand or take any steps against the Seller or any other person before being entitled to exercise all and any of its or their rights under this guarantee and indemnity.

     16.4 This guarantee and indemnity is a continuing guarantee and indemnity and shall remain in full force and effect until all of the Obligations have been discharged and performed in full.

     16.5 Each payment to be made by the Guarantor hereunder shall be made free and clear of all deductions or withholdings of any kind, except for those required by law, and if any deductions or withholding must be made by law, the Guarantor will pay that additional amount which is necessary to ensure that the Obligees receive a net amount equal to the full amount which they would have received if the payment had been made without the deduction or withholding. If any sum payable by the Guarantor shall otherwise be taxable in the hands of the recipient in circumstances where it would not have been taxable had it been paid by the Seller the same obligation to make an increased payment shall apply in relation to such tax liability or if it were a deduction or withholding required by law.

     16.6 The Guarantor shall pay interest on any amount due from it hereunder from the date of demand until the date of payment in full (as well after as before any judgment) calculated on a daily basis at the rate of three per cent per annum (3%) for the first thirty (30) days and thereafter four per cent (4%) per annum above in the case of any amount due in pounds sterling, the base rate for the time being of the Barclays Bank PLC and, in the case of any amount due in US dollars, LIBOR. For these purposes LIBOR shall mean the rate per annum at which US dollar deposits for the relevant period and amount are offered by lending banks in the London Interbank Market.

     16.7 The Obligations of the Guarantor hereunder shall not be affected by any act, omission, matter or thing whatever which but for this provision may affect such Obligations or operate to release or otherwise exonerate the Guarantor therefrom and accordingly (without prejudice to the generality of the foregoing) either of the Obligees may without the Guarantor's consent and without releasing or reducing the Guarantor's liability to it under this Agreement;


           (a)   allow the Seller or any other person any time or indulgence;


           (b) enter into, renew, vary, end or neglect to perfect or refrain from enforcing any agreement or arrangement with or liability of the Seller or any other person; or


           (c) renew, vary, neglect to perfect, refrain from enforcing or release any present or future security or guarantee or indemnity which either of the Obligees holds from the Seller or any other person.


     16.8 Either of the Obligees may appropriate any sum paid by the Seller the Guarantor or any other person or recovered or received on account of the Obligations as it sees fit.


     16.9  (a)   Until all amounts which may be or become payable hereunder have been irrevocably paid in full, the Guarantor shall not:

                 (i) as a result of this guarantee and indemnity or any payment or performance hereunder be subrogated to any right or security of either of the Obligees; or

                 (ii) claim or prove in competition with either of the Obligees against the Seller or any other person whether by right of contribution, set off, indemnity or otherwise;

           (b) The Guarantor will not hold any security from the Seller in respect of this guarantee and indemnity and any such security which is held in breach of this provision will be held by the Guarantor on trust for the Obligees.

     16.10 The Guarantor will reimburse the Obligees for all legal and other costs, including reasonable attorney fees incurred by the Obligees in connection with the valid enforcement of this guarantee and indemnity.


     16.11 The Guarantor agrees that if at any time and for any reason, and whether with the consent of the Obligees or otherwise, any or all of the Obligations (the "Assigned Obligations") are assigned, transferred or novated to, or assumed by any other person (a "transferee"), then the Guarantor's obligations pursuant to this guarantee and indemnity shall extend, mutatis mutandis, to the transferee to the extent of the Assigned Obligations, and shall not be impaired, released, diminished or discharged as the result of any such assignment, transfer, novation or assumption.


                                  IFR GUARANTEE


     17. IFR hereby guarantees to York and Seller the performance by Buyer of its obligations set forth in Clause 7 hereof upon the same terms as York guarantees the obligations of Seller pursuant to Clauses 16.1 to 16.11 above.


                                  ENVIRONMENTAL

     18. At the Closing, Seller shall provide Buyer with a de minimus quantity exemption determination received from the New Jersey Department of Environmental Protection and Energy pursuant to the Industrial Site Recovery Act.


                                  MISCELLANEOUS

     19. Each party will pay its own costs and expenses in relation to the negotiation, preparation, signing and carrying into effect of this Agreement.

     20. This Agreement shall be binding upon and inure to the benefit of the successors of the parties, but shall not be assignable in whole or in part by the Seller.

     21. Except as otherwise expressly contemplated by this Agreement none of the parties hereto shall divulge to any third party, which expression shall include making announcements to employees or to the press and the issue of written documents, except to their respective professional advisors, or as may be required by the rules of The National Association of Securities Dealers, Inc. or the NASDAQ Market or by law any information in regard to the existence or subject matter of this Agreement without the prior agreement of the other parties, such agreement not to be unreasonably withheld.

     22. At the written request of the Buyer, the Seller shall, and shall ensure that any other necessary person shall, execute and sign all such deeds, documents and instruments, and perform all such acts and things as may be necessary subsequent to the Transfer Date to vest in the Buyer the legal and beneficial ownership of the Business and the Assets and for due performance of the obligations of the Seller under this Agreement.

     23. All notices, demands and other communications hereunder, or for the purposes hereof, shall be in writing and shall be deemed to have been duly given if delivered, transmitted by facsimile or posted, first-class postage pre-paid, or airmail if overseas:


           (a)   if to the Seller and York, to:

                 Hill Taylor Dickinson
                 Irongate House
                 Dukes Place
                 London, EC3A 7LP

                 Fax No:  0171 338 0260

                 Attention of:  T.J. Railton

                 With copy to Mason, Briody, Gallagher & Taylor
                 104 Carnegie Center
                 Suite 201
                 Princeton, NJ  08540
                 Attn: Kevin M. Briody, Esq.

                 Fax Number 609-987-1478

           (b)   if to the Buyer, to:

                 Photon Kinetics, Inc.
                 c/o IFR Systems, Inc.
                 10200 West York
                 Wichita, Kansas  67215

                 Fax Number:  316-522-3022

                 Attention of:  Bruce Bingham, Chief
                 Financial Officer and Treasurer

                 With copy to: Foulston & Siefkin L.L.P.
                 700 Fourth Financial Center
                 Broadway at Douglas
                 Wichita, KS 67202
                 Attn: Harvey Sorensen, Esq.

                 Fax Number: 316-267-6345

or at such other number or address as may last hereafter have been designated by notice given in the manner provided in this Clause. If sent by facsimile, as aforesaid, all such notices, demands and communications shall be deemed to have been given at the time transmitted according to the senders verification of transmission; if delivered, shall be deemed to be received when delivered to the address provided above; and if mailed, as aforesaid, shall be deemed to have been given and received on the business day in London, England following such mailing, or the sixth (6th) business day if sent airmail, and in proving the time of mailing, it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped and posted.

     24.   (a)   This Agreement, together with the documents and schedules
referred to herein, constitutes the whole agreement between the parties hereto in relation to the sale and purchase of the Business and the Assets, and supersedes all other prior written or oral agreements or representations.

           (b) No variation of this Agreement shall be effective unless made in writing signed by all the parties hereto, or their duly authorized representatives.

           (c) The parties agree that no party has relied on any representation of any other party, save for representations expressly set out or referred to in this Agreement.

     25. Except insofar as the same is performed on Closing, this Agreement shall remain in full force and effect thereafter.

     26. This Agreement may be executed in any number of counterparts by the different parties hereto on separate counterparts, each of which, when executed and delivered, shall constitute an original, but all of which shall together constitute one and the same instrument.

     27. The Buyer may freely assign all or any part of the benefit of this Agreement (including the Warranties).

     28. This Agreement shall be governed by, and construed in accordance with, the laws of the United States and the State of New Jersey, and the parties irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of New Jersey.

                         THE FIRST SCHEDULE - WARRANTIES


 1.  Accuracy of Disclosures

     The factual information contained in the Recitals and the Schedules to this Agreement and the facts relating to the Business and Assets set out in the Disclosure Letter, or annexes to it, and the information given by or on behalf of the Seller or any other member of the Seller's Group to the Buyer or any other member of the Buyer's Group during the course of the negotiations leading to this Agreement (details of which are set out in the Disclosure Letter) was when given and remains, true accurate and complete in all material respects.
The Seller is not aware of any other fact or matter which would make any of that information misleading.

 2.  Accuracy of Financial Statements

     The Financial Statements have been prepared in accordance with generally accepted accounting principles and practices for the United States of America and other applicable U.S. statutes and regulations and accurately and fairly represent the financial condition of the Business as at the Balance Sheet Date and September 30, 1993 and of the profit and losses of the Business for the periods ended on the Balance Sheet Date and September 30, 1993.

 3.  Capacity of Seller

     The Seller has full power and authority to enter into and to perform this Agreement which, when executed, will constitute valid and binding obligations upon it in accordance with its terms. The Warrantors are companies duly organized and existing under the laws of England and the State of New Jersey, respectively, and have full power and authority to enter into and to perform this Agreement and any document entered into by each of them in accordance with this Agreement without obtaining the consent of any third party. This Agreement and such other documents when executed will constitute valid and binding obligations upon each of them in accordance with their respective terms and so far as the Seller is actually aware the Seller is duly qualified licensed or domesticated and in good standing as a foreign corporation authorized to do business in all states within the United States and all jurisdictions outside the United States where the Seller has conducted business prior to the Transfer Date.

 4.  The Property

     The Property is the only fee or leasehold property used in connection with the Business.

 5.  Interim Financial Statements

     The Interim Financial Statements have been prepared in accordance with generally accepted accounting principles and the bases and policies of accounting adopted for the purpose of preparing the Interim Financial Statements are the same as those adopted in preparing the September 30, 1993 and September 30, 1994 Financial Statements. The Interim Financial Statements reflect the state of affairs of the Business in all material respects and apply bases and policies of accounting which have been consistently applied in the September 30, 1993 and September 30, 1994 Financial Statements save that such Interim Financial Statements have not been audited.

 6.  Seller's Books and Records

     The Seller's accounts books ledgers financial and other records relating to the Business have been maintained in accordance with generally accepted accounting practices and standards and there are no material inaccuracies or discrepancies of any kind contained or reflected therein or in any of them and they give and reflect in all material respects a true and fair view of the financial and contractual and trading position of the Seller in relation to the Business and of its plant machinery and other fixed assets debtors creditors stock-in-trade work-in-progress and other current assets and liabilities in relation to the Business (including so far as the Warrantors are aware contingent liabilities) and will be fully completed and closed as of May 31, 1995.

 7. No written notice has been received by the Seller or York nor to the best of the knowledge of Warrantors, has the Seller committed or omitted to do any act or thing in connection with the Business the commission or omission of which is or could be a contravention of any applicable laws and regulations and has or could result in the Buyer incurring a financial or other liability or penalty.

 8. The Seller is not in connection with the Business a party to any litigation or arbitration or prosecution or other legal proceedings or any dispute (save for routine debt collections) and no litigation or arbitration proceedings are threatened or pending, either by or against the Seller in connection with the Business or the Assets, and there are no facts or circumstances to the best of the knowledge of the Warrantors which might give rise to any such proceedings or to any such dispute.

 9. No distress execution or other process has been levied or threatened in writing on, and there has been no exercise, purported exercise or claim for any mortgage, charge, lien, encumbrance or equity over and there is no dispute directly or indirectly relating to any of the Assets.

 10. The Seller has not been a party to any undertaking or assurance given to any court or governmental agency relating to the Business and/or the Assets which is still in force.

 11. Conduct of Business Since the Balance Sheet Date

     Since the Balance Sheet Date and save as disclosed in the Disclosure
Letter:

     (a) The Business has been carried on in the ordinary and usual course and without entering into any transaction assuming any liability or making any payment which is not in the ordinary course of the Business and without interruption or alteration in the nature, scope or manner of the Business to any material extent.

     (b) The Seller has not entered into or agreed to enter into any capital commitments in relation to the Business which are being assumed by the Buyer.

     (c) There has been no material deterioration in the financial position or revenues of the Business.

     (d) There has been no disposal of any material assets other than sales of inventory in the ordinary course of trading.

     (e) The sales and revenues of the business measured both in terms of volume of goods sold and in terms of value (taking due account of inflation) in the period from September 30, 1994 to May 31, 1995 has not been less than its sales and revenues for the period from September 30, 1993 to May 31, 1994.

     (f) There has been no unusual increase in the inventory or work-in-progress of the Business nor have any fixed assets or inventory of the Business been written up or revalued nor will they be prior to the Transfer Date.

     (g) The Seller has not done or omitted to do anything which might prejudicially affect the Goodwill or the Know-How to a material extent.

 12. Consequence of Acquisition of the Business by the Buyer

     The acquisition of the Business and/or the Assets by the Buyer or compliance with the terms of this Agreement will not:

     (a) So far as the Warrantors are actually aware cause the Business to lose the benefit of any right or privilege it presently enjoys or cause any person who normally does business with the Business not to continue to do so on the same basis as previously;

     (b) Give rise to or cause to become exercisable any right of pre-emption relating to the Business or any of the Assets;

     (c) So far as the Warrantors are actually aware, result in a breach of or constitute a default under the terms, conditions or provisions of (i) any agreement, license or consent, authorization, understanding, arrangement or instrument so as to affect adversely the Buyer's ability to carry on the Business in the same manner as it has hitherto been carried on by the Seller or
(ii) any order, judgment or decree of any court or governmental agency to which the Seller is a party or by which the Seller is bound in relation to the Business;

     (d) So far as the Seller is actually aware the relationship of the Business with clients, customers, suppliers and the employees will not be adversely affected by the execution, completion and/or implementation of this Agreement.

 13. Brokerage Commission

     No one is entitled to require from the Seller any finder's fee, brokerage or other commission in connection with the sale and purchase of the Business and the Assets under this Agreement.

 14. Assumed Contracts

     The Assumed Contracts comprise all current contracts of the Business.

 15. Defaults

     Neither the Seller nor any other party to an Assumed Contract is in default under such agreement being a default which would be material in the context of the financial or trading position of the Business or in the context of its Assets nor are there any circumstances likely to give rise to such a default by the Seller and nor (as far as the Seller is actually aware) are there any circumstances likely to give rise to such a default by any other party to an Assumed Contract.

 16. Powers of Attorney

     There are in force no powers of attorney given by the Seller in connection with the conduct of the Business.

 17. Compliance with Applicable Laws

     Seller has complied in all material respects with all and is not in violation of any material applicable federal, state, and local laws, statutes, ordinances, regulations, rules affecting the Business or the Assets, including without limitation the provisions thereof relating to wages, hours, workers rights, collective bargaining, employment discrimination, and equal employment opportunity, and the provisions thereof concerning the conservation and protection of the environment. Seller has also complied with all applicable notice requirements and provided coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (continuation coverage requirements for group health plans), and has no liability for which Buyer might incur liability.

 18. Existing Suppliers and Customers

     (a) The Business has not since the Balance Sheet Date been materially adversely affected by the loss of any important customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent and the Warrantors are not actually aware of any facts which are likely to give rise to any such effects.

     (b) Neither more than 25 percent of the aggregate amount of all the purchases nor more than 25 percent of the aggregate amount of all the sales of the Business were in the period from May 1, 1994 to May 31, 1995 obtained or made from or to the same supplier or customer (including any person in any way connected with a supplier or customer) nor so far as the Warrantors are actually aware is any material source of supply to the Business or any material outlet for the sales of the Business in jeopardy or likely to be in jeopardy.

 19. Business Name(s)

     The Seller uses no name for any purpose in connection with the Business other than York Technology or York Tech.

 20. Disclosure of Know-How

     The Seller has not (except in the ordinary and normal course of business) disclosed or permitted to be disclosed or undertaken or arranged to disclose to any person other than the Buyer any of its Know-How, trade secrets or confidential information or lists of customers or suppliers relating to the Business.

 21. Assets

     (a) The Seller is the owner of and has a good and marketable title to all the Assets and such Assets are owned absolutely by and in the possession or under the control of the Seller and there is no outstanding option right to acquire, mortgage, charge, pledge, lien, bill of sale, leasing or hire purchase agreement, credit sale or conditional sale agreement or other form of security or encumbrance or equity whatsoever on, over or affecting the whole or any part of the Assets and in particular none of the Inventory is subject to any reservation of title in favor of any third party or purchased generally on terms that ownership does not pass to the Seller until payment is made by it to the Supplier and there is no agreement or commitment to give or create any of the foregoing nor has any claim been made by any person to be entitled to any of the same.

     (b) There is not now outstanding any Assumed Contract under which the Seller or so far as the Seller is actually aware any other party thereto is in material breach and no party to such contracts is entitled to terminate the same or any benefit enjoyed by the Seller.

     (c) The Inventory has been fully paid for by the Seller and is of satisfactory quality, readily realizable and saleable at normal selling prices in the ordinary course of the Business and includes no obsolete, obsolescent or slow moving items save for that part of the Inventory which has been valued in accordance with Clause 3.3 as obsolete, obsolescent or slow moving, or otherwise to take account of any defect in the Inventory.

     (d) The Inventory is sufficient for the normal requirements of the Business.

     (e) The work-in-progress is at its normal level having regard to current orders and to orders reasonably anticipated from customers of the Business.

     (f) The Assets comprise all assets now used in the Business and which are necessary for the continuation of the Business as currently carried on. No Asset is shared by the Business with any other person and the Business does not depend for its business upon any assets, facilities, or services owned or supplied by any member of the Seller's Group.

     (g) The stocks of raw materials, packaging materials and finished goods included in the Inventory are consistent with the normal requirements of the Business and adequate in relation to the current trading requirements of the Business.

     (h) So far as the Seller is aware the Plant and Machinery do not contravene any requirement or restriction having the force of law and are in good repair and condition having regard to their age and are regularly and properly maintained and fully serviceable and all relevant vehicles are road-worthy and duly licensed for the purposes for which they are used and are capable of being used for the purposes of the Business and they are adequate for and not surplus to the requirements of the Business.

 22. Bonus Plans

     The Disclosure Letter contains full details of all stock option or other plans in operation or proposed by or in relation to the Business whereunder any Employee is or is to be entitled to any shares or a bonus commission or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or sales of the Seller.

23.  Particulars of Employees

     (a) The Employees are all the employees (full time and part time) engaged in the Business as at the Transfer Date and the particulars of their terms of employment, ages, length of service, remuneration, bonus, commission and other monies payable to such employees, benefits in kind, periods of notice, pension and other rights under any retirement benefits, life insurance or medical insurance plan are shown in the annex to the Disclosure Letter and are complete and accurate in all material respects. Except as set forth in the Disclosure Letter, all the Employees are employees-at-will terminable by Buyer at any time for any reason or no reason.

     (b) The Seller is not under any legal commitment to change or vary any of the details referred to in paragraph 15(a), nor has the Seller made any verbal or written promise to do so.

     (c) All accrued vacation pay due to any of the Employees up to the Transfer Date is set out in the Disclosure Letter.

     (d) No liability has been incurred by the Seller and not yet been discharged for breach of any contract of service or employment or for damages or compensation for wrongful dismissal or unfair dismissal or otherwise or for failure to comply with any order for reinstatement or re-engagement of any Employee engaged in connection with the Business.

     (e) The Seller has in relation to each Employee complied in all material respects with:

           (i) all obligations imposed on it by all statutes, regulations and codes of conduct and practice relevant to the relations between it and any Employee or trade union (including without limitation any obligations under any health and safety legislation or any legislation relating to the environment);

           (ii) all collective agreements and customs and practices currently in effect dealing with relations between the Seller and any Employee or any trade union or the terms and conditions of service of any of the Employees; and

           (iii) all relevant orders, declarations and awards made under any relevant statute regulation or codes of conduct and practice affecting the conditions of service of any of the Employees.

     (f) The Seller has not given nor received any notice to terminate any contract of employment of any of the Employees or any other person employed in the Business which expires on or after the Transfer Date.

     (g) The Seller has not offered and will not prior to Closing offer a contract of employment or for services to any person.

     (h) So far as the Seller is actually aware, none of the Employees is a member of a trade union or other body representing employees. The Seller has not entered into any union membership, collective bargaining or employment recognition or other collective agreement (whether legally binding or not) with a trade union, nor has it done any act which might be construed as recognition.

 24. Licenses and Consents

     (a) So far as the Seller is aware, the Seller has obtained all necessary licenses, authorizations and consents from any federal, state or local authority or governmental agency for the proper carrying on of the Business and is not in breach of any of their terms or conditions.

     (b) Details of all such licenses, authorizations and consents are set out in and copies of the same are annexed to the Disclosure Letter.

 25. Grants

     The Seller has not received any financial assistance from any national or local authority or governmental agency in connection with the Business since October 1, 1992.

 26. Investments, Associations and Branches

     The Seller:

     (a) Is not and/or has not been a party to any joint venture or consortium or any partnership arrangement or agreement or to any agreement or arrangement for sharing commissions or other income relating to the Business:

     (b) Does not conduct and/or has not conducted any part of the Business through a branch or permanent establishment outside the United States;

     (c) Is not a member of any partnership, trade association society or other group whether formal or informal which is materially relevant to or has any material influence over the Business as now carried on.

 27. Guarantees and Warranties

     (a) The Seller has not given any guarantee, indemnity or warranty or made any representation in respect of any products or services sold or supplied or contracted to be sold or supplied by it or in respect of any other aspect of the Business save in respect of those products or services listed in the Disclosure Letter and save for any guarantee, indemnity or warranty implied by law. Save as aforesaid the Seller has not accepted any liability or obligation to service, repair, maintain, take back or otherwise do or not do anything in respect of any products or services that would apply after any such products or services have been delivered or supplied by it in connection with the Business.

     (b) The terms of any guarantee, indemnity or warranty or representation given by the Seller in respect of the products listed in the Disclosure Letter are set out in the Disclosure Letter ("the Product Warranties").

     (c) So far as the Seller is actually aware, no claims have been made which are outstanding or are threatened or pending against the Seller in respect of the Product Warranties.

 28. Agreements Concerning the Business

     (a) There have been no legally enforceable arrangements and understandings between the Seller and any person who is directly or indirectly a shareholder or the beneficial owner of any interest in the Seller or any member of the Seller's Group or any company in which the Seller is interested relating to the management of the Business or the ownership or transfer of ownership of any off the Assets or the provision of goods or services to or by the Seller or otherwise in any way relating to the Business or the Assets otherwise than on arms length terms.

     (b) The Disclosure Letter contains particulars of all agency, distributorship franchise or marketing agreements relating to or affecting the Business or any part of it.

 29. Offers

     No offer or tender relating to the Business which is capable of being converted into an obligation of the Business by an acceptance or other act of some other person is outstanding.

 30. Compliance with U.S. Laws

     The Seller has not in connection with any business transactions involving the Seller made or promised to make or authorized any agent to make or promise to make any payment or transfer of anything of value, directly or indirectly:

           (i) to any governmental official or candidate for governmental office or government employee (including employees of government-controlled enterprises);

           (ii)  to any political party or candidate for political party office;

           (iii) to an intermediary for payment to any of the foregoing;

           (iv) to any officer, director, employee, or representative of any actual or potential customer of the Seller;

           (v) to any officer, director, or employee of York or any other member of the Seller's Group for payment to any of the foregoing; or

           (vi)  to any other person or entity


     if such payment or transfer described in (i) to (vi) inclusive above would violate the laws of the country in which made or the laws of the United States of America.

 31. Intellectual Property

     The Seller owns no registered copyrights, trademarks, patents, patent applications or other intellectual property rights other than the Knowhow, Copyright and Unregistered Design Rights and the KDD License, and so far as Seller is aware no patent or license to use any patent is necessary to operate and conduct the Business without infringing upon the rights of any third party.

                               THE SECOND SCHEDULE

                 Statement of policies relating to the Inventory

     The valuation of the Inventory for the purposes of Clause 3.3 shall be on the following basis, which is consistent in all respects which the 1994 Financial Statements:

           (i) Inventory is stated at the lower of cost incurred in bringing each product to its present location and condition, and net realizable value, in accordance with Statement of Standard Accounting Practice No. 9 (revised);

           (ii) Raw material cost is defined as the Seller's standard cost, which is not materially different from the supplier invoice price on a first in first out basis:

           (iii) The cost of work in progress and finished goods is defined as the total of the Seller's standard costs of raw materials, direct labor and attributable production overheads, which include indirect production labor, production engineering labor and costs relating to factory occupancy and facilities. Standard labor and overhead rates are not materially different from actual rates;

           (iv) Net realizable value is based on estimated selling price less further costs expected to be incurred to completion and disposal; and

           (v) Provision will be made for slow moving and obsolescent inventory on a basis which is consistent with the 1994 Financial Statements.

                               THE THIRD SCHEDULE

                           Retained Books and Records



STATUTORY RECORDS

Certificate of incorporation
Minute books
Directors and officers


TAXATION

Corporation Tax Returns


ACCOUNTING RECORDS

Nominal and Private Ledgers
 Cash Books
 Sales and Purchase Ledgers

Nominal and Private Journals
 Petty Cash Books
 Salaries and Wage Registers
 Sales and Purchase Day Books


SUPPORTING DOCUMENTS

Sales and purchase invoices
Delivery notes
Receipts and payment documents
Returned checks
Bank statements, etc.

     AS WITNESS the hands of the duly authorized representatives of the parties hereto the day and year first before written.

                                             York Limited




/s/ Roger Brambley                      /s/ Raymond Lye
- ------------------------------          ------------------------------
Witness                                      Name: Raymond Lye
                                             Title: President


                                             York Technology, Inc.



/s/ Roger Brambley                      /s/ Raymond Lye
- ------------------------------          ------------------------------
Witness                                      Name Raymond Lye:
                                             Title: President






                                             Photon Kinetics, Inc.



/s/ J A Bloomer                         /s/ Alfred H. Hunt III
- ------------------------------          ------------------------------
Witness                                      Name: Alfred H. Hunt III
                                             Title: President


                                             IFR Systems, Inc.



/s/ J A Bloomer                         /s/ Alfred H. Hunt III
- ------------------------------          ------------------------------
Witness                                      Name: Alfred H. Hunt III
                                             Title: President


                                     - 40 -